EXHIBIT 8.3

STANDSTILL AGREEMENT

This Standstill Agreement (“Agreement”) is made and entered into this 31st day of May, 2019 (the “Effective Date”) by and between Jacksam Corporation, a Nevada corporation (the “Company”) and Daniel L. Davis, also known as Danny L. Davis (“Davis”) (the Company and Davis are, at times, individually referred to herein as a “Party” and collectively referred to herein as the “Parties”).

R E C I T A L S

A. Concurrent with the execution of this Agreement, the Company and Davis are entering into a Settlement Agreement and Mutual Release (“Settlement Agreement”), Consulting Services Agreement (“Consulting Agreement”) and Lock-Up and Leak-Out Agreement (“Lock‑Up Agreement”), all of even date herewith (collectively, the “Related Agreements”).

B. In consideration of, and in reliance upon, the representations, warranties, covenants and agreements of the Company and its affiliates set forth in the Related Agreements, Davis is willing to enter into this Agreement and provide to the Company the representations, warranties, covenants and agreements set forth below.

A G R E E M E N T

In return for the consideration received under the Related Agreements, Davis hereby agrees as follows:

1. Standstill. Davis agrees that from the Effective date and until the earlier of (i) the 180th day following the closing of the first firm‑commitment underwritten public offering of the Company’s securities following the Effective Date, (ii) the initial public announcement of a proposed Extraordinary Transaction (as defined below), provided that Davis’ actions prior to such announcement do not breach subparts (a) through (m) below, or (iii) the third anniversary of the Effective Date (the “Standstill Period”), he will not, and will cause his Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and its and their respective principals, directors, general partners, members, officers, employees, and agents and representatives acting on their behalf, not to, directly or indirectly, absent the prior express written invitation or authorization by the Company:

(a) make, engage in or in any way, directly or indirectly, participate in any “solicitation” (as such term is used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(1)(2)(iv) under the Exchange Act) of proxies, consents or voting authorizations with respect to the election or removal of directors of the Company or any other matter or proposal in respect of which the Company’s stockholders are requested or required to vote on, or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies, consents or voting authorizations from the Company’s stockholders (other than solicitation activity that is consistent with the recommendation of and expressly authorized by the Company Board in connection with any matter submitted to the Company’s stockholders for their consideration and vote);

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(b) encourage, influence, induce or advise or assist any Person in so encouraging, influencing, inducing or advising any Person with respect to the giving, revocation or withholding of any proxy, consent or other authorization to vote any shares of Common Stock (other than solicitation activity that is consistent with the recommendation of and expressly authorized by the Company Board in connection with any matter submitted to the Company’s stockholders for their consideration and vote);

(c) form, join, encourage, influence, advise, act in concert with or in any way, directly or indirectly, participate in any “group” (as defined pursuant to Section 13(d) of the Exchange Act), with respect to any Voting Securities, other than solely with Affiliates with respect to Voting Securities now or hereafter owned by them (other than activity that is consistent with the recommendation of and expressly authorized by the Company Board in connection with any matter submitted to the Company’s stockholders for their consideration and vote);

(d) effect or seek, offer or propose to effect, cause, make or in any way, directly or indirectly (or in any way assist or facilitate any other person to do so) participate in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, business reorganization, spin-off/split-off, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or the Company’s securities or a material amount of the assets of the Company and its subsidiaries, taken as a whole (“Extraordinary Transaction”), or frustrate or seek to frustrate the pendency or consummation of any Extraordinary Transaction approved, recommended, proposed or endorsed by the Company Board, or make any public statement with respect to an Extraordinary Transaction (it being understood and agreed that the foregoing shall not restrict Davis from tendering shares, receiving payment for shares or otherwise participating in any such transaction, pro rata, on the same basis as all other stockholders of the Company, or from participating in any such transaction that previously has been approved and recommended by the Company Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Company Board that would reasonably be expected to require or result in a public announcement regarding any of the types of matters set forth above in this paragraph (d);

(e) enter into a voting trust or proxy, arrangement or agreement or subject any Voting Securities to any voting trust or proxy, arrangement or agreement, in each case other than solely with Affiliates, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved with respect to matters recommended and submitted by the Company Board to the Company’s stockholders;

(f) deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares;

(g) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

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(h) alone or in concert with others (i) call or seek to call or convene any meeting of stockholders, including any proposed action by written consent, (ii) seek election or appointment to, or representation on, the Company Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to, the Company Board, (iii) seek the removal or resignation of any member of the Company Board, (iv) solicit consents from stockholders or otherwise act to seek to act by written consent, or (v) conduct a referendum (irrespective of whether binding or precatory) of stockholders;

(i) institute, solicit, assist or join (or threaten to do so) any litigation, action, complaint, arbitration or other proceeding against or involving the Company or any of its current former or future directors, officers, employees, stockholders or Affiliates (including derivative actions), in order to effect or take any of the actions expressly prohibited by this Section 1;

(j) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Company Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(k) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action that Davis is prohibited from taking pursuant to this Section 7;

(l) make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal; or

(m) disclose any intention, plan, commitment or arrangement to do any of the foregoing.

As used in this Section 1, the following terms shall have the following meanings: (i) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (ii) “Third Party” means any other Person that is not an Affiliate of such applicable Person; and (iv) “Voting Securities” means the shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

This Agreement and Davis‘s obligations hereunder shall terminate immediately, and with no further action required upon the part of Davis, upon either (i) a valid and good faith termination of any of the Related Agreements, in accordance with its terms, by Davis based on a breach thereof by the Company or its affiliates or (ii) the Company’s termination or attempted termination of any of the Related Agreements other than by way of a valid and good faith termination of any Related Agreement, in accordance with its terms, based on a breach thereof by Davis.

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2. General Provisions.

(a) Further Assurances. Each of the Parties hereto hereby agrees to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof. All negotiations, proposals, modifications and agreements prior to the date hereof between the Parties are merged into this Agreement and superseded hereby. There are no other terms, conditions, promises, understandings, statements, or representations, express or implied, concerning this Agreement unless set forth in writing and signed by all of the Parties.

(c) No Waiver. No action or want of action on the part of any Party at any time to execute any rights or remedies conferred upon it under this Agreement shall be, or shall be asserted to be, a waiver on the part of any Party of its rights or remedies hereunder.

(d) Amendments. This Agreement may only be modified by an instrument in writing executed by all of the Parties.

(e) Law of Nevada; Venue. This Agreement shall be construed in accordance with the law of the State of Nevada, and the Parties agree that the state or federal courts in Clark County, Nevada, shall be the venue of any action which may be filed with respect to this Agreement.

(f) Attorneys' Fees. Should any action (at law or in equity, including but not limited to an action for declaratory relief) or proceeding be brought arising out of, relating to or seeking the interpretation or enforcement of the terms of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with the terms of this Agreement, the prevailing party, as decided by the Court, shall be entitled to reasonable attorneys' fees and costs incurred in connection with such action in addition to any other relief or damages which may be awarded. This entitlement to fees shall include fees incurred in connection with any appeal.

(g) No Third-Party Beneficiary. This Agreement is for the benefit of the Parties to this Agreement and confers no rights, benefits or causes of action in favor of any other third parties or entities.

(h) Severance. Should any term, part, portion or provision of this Agreement be decided or declared by the Courts to be, or otherwise found to be, illegal or in conflict with any law of the State of Nevada or the United States, or otherwise be rendered unenforceable or ineffectual, the validity of the remaining parts, terms, portions and provision shall be deemed severable and shall not be affected thereby, providing such remaining parts, terms, portions or provisions can be construed in substance to constitute the agreement that the Parties intended to enter into in the first instance.

(i) Pronouns, Headings. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, and to the singular or plural, as the identity of the person may require. Paragraph titles or captions are used in this Agreement for convenience or reference, and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions.

(j) Successors and Assigns. This Agreement shall be binding and inure to the benefit of the Parties, their respective predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs, executors, administrators, and legal representatives of whatsoever kind or character in privity therewith. The rights and obligations under this agreement may not be assigned by either Party.

(k) Counterparts. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement. Facsimile signatures of this Agreement shall be accepted by the parties to this Agreement as valid and binding in lieu of original signatures.

(signature page follows)

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement on the date and year set forth on the first page of this Agreement.

JACKSAM CORPORATION
a Nevada Corporation

__________________________________	________________________________
DANIEL L. DAVIS	By: Mark Adams
Its: President

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